Exhibit 10.1

EMPLOYMENT AGREEMENT

           THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of September 3, 2010 by and between GENERAL METALS CORPORATION, a Nevada corporation (“GENERAL METALS”), and Paul Wang (“Executive”).

RECITAL

           GENERAL METALS and Executive (the “Parties”) wish to enter into an Employment Agreement governing the terms of Executive’s employment as a President of GENERAL METALS.

AGREEMENT

           NOW, THEREFORE, the Parties hereby agree as follows:

1.            Employment.  GENERAL METALS hereby employs Executive, and Executive hereby accepts employment with GENERAL METALS, with such employment to begin on September 3, 2010 (the “Start Date”), on the terms set forth below.

2.            Executive’s Duties.  Executive shall do and perform all services, acts or things necessary or advisable to discharge the responsibilities normally incident to his position and which are commensurate with his background, education, experience and professional standing, subject always to the policies set by GENERAL METALS Board of Directors (the “Services”).  The Services shall include serving as President of GENERAL METALS.  The Executive shall remain on the Board of Directors of GENERAL METALS.

3.            Places of Performance.  Executive shall perform the Services in and from GENERAL METALS’s office(s) in Nevada, and/or Executive’s place of work in Arkansas.  In addition, Executive shall be expected, as business requires, to travel on behalf and at the expense of GENERAL METALS in connection with his performance of the Services.

4.            Commitment of Executive. Executive shall perform the Services faithfully, industriously and to the best of his ability, experience and talents.  Without the prior written approval of GENERAL METALS, Executive shall not engage in any other employment, occupation or consulting activity on behalf of any other individual or entity, except as cleared previously with the GENERAL METALS Board of Directors.  Executive shall be able to ‘carve out’ current activities that he wishes to engage in, as established by the GENERAL METALS board and Executive, and these shall include APL Corp, and World Forest Carbon, LLC.  Nothing contained herein shall prohibit Executive from participating, on boards and otherwise, in charitable, civic and other similar endeavors apart from his work-related activities.

5.            Compensation.

5.1            Salary.  Beginning as of the Start Date, Executive shall receive a fixed salary at the initial monthly rate of US $6,667 (the equivalent of $80,000 on an annualized basis).  The fixed salary shall be payable in equal installments in accordance with the standard payroll policies of GENERAL METALS.  Such salary may be adjusted from time to time hereafter by GENERAL METALS Board of Directors as it deems appropriate. It is expected that once the company’s operations are financed with sufficient funds for on-going operations, and reserves to budget forward for 18 months, the Board of Directors will re-evaluate this initial salary.  Executive acknowledges that GENERAL METALS will need to fund raise in 2010 to have the funds necessary for salary payment to Executive.  Should pay periods for the Executive elapse before funds are raised, the Executive shall have the right to ‘back pay’ once the funds are raised.

5.2            Bonuses and Stock Options.  Subject to the provisions setbelow, for each full year while Executive remains employed, GENERAL METALS shall also pay to Executive an annual bonus in an amount as determined by GENERAL METALS Board of Directors.  Executive acknowledges that for any one or more years, no bonuses may be paid to Executive.  Executive shall also set up an employee stock option program, and shall be entitled to the appropriate number of options that represent a 5% ownership in GENERAL METALS.  These options shall vest over 48 months, with a 12 month vesting cliff on the first 12 months of vesting, and monthly thereafter.  The option price, pending legal and regulatory review, shall be set at the first board meeting following the Executive’s start date, and shall be set at the same price as the publicly traded stock.

6.            Expenses.Executive shall be reimbursed for his reasonable and necessary expenses for travel, entertainment and similar items in performing the Services.  As a condition to reimbursement, Executive agrees to provide GENERAL METALS with copies of all available invoices and receipts, and otherwise account to GENERAL METALS in sufficient detail to allow GENERAL METALS to properly claim an income tax deduction for such paid item if such item is deductible.  Reimbursements shall be made on a monthly or more frequent basis.

7.            Health Insurance and Profit-Sharing Plans.  GENERAL METALS shall arrange, at its expense, for major medical insurance coverage for Executive and for Executive’s dependents under GENERAL METALS group medical plan.  Should GENERAL METALS not have a plan at the time of signing of this agreement, Executive shall endeavor to put one in place, pending Board of Directors approval.  In addition, Executive shall be entitled to participate in any profit-sharing, retirement, or other group benefit plan which GENERAL METALS may adopt and maintain in effect at any time or from time to time.

8.            Vacations.  Executive shall be entitled to annual paid vacation in accordance with the policy set forth in the GENERAL METALS Employee Handbook, as amended and in effect from time to time.

9.            Confidentiality and Non-Disclosure.  Executive acknowledges and agrees that all information obtained by Executive in connection with his employment by GENERAL METALS concerning the business or assets of GENERAL METALS shall be deemed strictly confidential.

10.           Prohibition on Solicitation.  To avoid any appearance of misuse of the proprietary information and data bases of GENERAL METALS, Executive agrees that during the term of, and for a period of 12 months following termination of, this Agreement, Executive will not solicit for employment any employee of GENERAL METALS or any individual who was such an employee during the one year prior to the date of termination of Executive’s employment.

11.            Representation and Warranty.  Executive represents and warrants to and covenants with GENERAL METALS that Executive is subject to no contractual or other restriction or obligation which is inconsistent with Executive’s employment with GENERAL METALS or Executive’s performance of the Services.  Executive shall not improperly disclose to GENERAL METALS, or induce GENERAL METALS to use, any proprietary information, trade secrets or materials belonging to any third party.

12.            Noncompetition.  While employed by GENERAL METALS, Executive agrees to accept no employment from any firm, organization or business which is not owned or controlled by or under common control with or in control of GENERAL METALS.

13.            Corporate Opportunities.

13.1          Duty to Notify.  In the event that Executive, during the term of his employment, shall become aware of any investment opportunity related in any way to the business of GENERAL METALS, including, but not limited, to such business activities as GENERAL METALS may then be engaged in, and shall have concluded that an investment in such opportunity is advisable and desirable, Executive shall immediately notify the Board of Directors of GENERAL METALS of such opportunity.

14.            Termination.

14.1          At Will Employment.

14.1.1            General.  THE PARTIES ACKNOWLEDGE AND AGREE THAT EXECUTIVE’S EMPLOYMENT BY GENERAL METALS SHALL BE “AT-WILL” EMPLOYMENT AND MAY BE TERMINATED AT ANY TIME WITH OR WITHOUT CAUSE OR NOTICE BY EITHER EXECUTIVE OR GENERAL METALS.  Executive acknowledges and agrees that his job performance, commendations, bonuses, loans, or benefits shall not extend, or in any way serve as the basis for modifications or amendment of, his employment by GENERAL METALS.  Except as specifically provided in this Agreement, for periods following the effective time of termination of Executive’s employment by GENERAL METALS (a) no compensation shall be paid or provided to Executive; and (b) Executive’s rights under any applicable benefit plans or programs shall be determined under the provisions of those plans or programs in accordance with local, state and Federal law.

14.1.2            Death or Disability.  Executive’s employment shall terminate in the event of his death or in the event that he becomes Disabled, as that term is defined below.  Except as specifically provided in this Agreement, GENERAL METALS shall have no obligation to pay or provide any compensation or benefits under this Agreement on account of Executive’s death or his becoming Disabled.  In the event of Executive’s death or his becoming Disabled, Executive’s rights under any applicable benefit plans or programs shall be determined under the provisions of those plans or programs and in accordance with local, state and Federal law.

14.1.3            Return of Information or Property.  Upon termination of Executive’s employment or upon GENERAL METALS earlier request, Executive shall promptly deliver to GENERAL METALS all physical embodiments within Executive’s possession or control of any information subject to the disclosure and use prohibitions set forth in Section 9; and any other property of GENERAL METALS within Executive’s possession or control.

14.2          Severance Pay.

14.2.1            Termination Without Cause.  If Executive is terminated due to his death or his becoming Disabled, he shall receive severance pay in an amount equal to his monthly salary, one month for every year the Executive is employed at GENERAL METALS, up to a maximum of 6 months salary.

14.2.2            Termination by Resignation or with Cause. If Executive’s employment is terminated voluntarily by him, or by GENERAL METALS for cause, he shall be entitled to no compensation other than his salary to the effective date of termination.

14.2.3            Payment of Severance Pay.  Severance pay will be paid at the same intervals and in the same manner as salary would be normally paid to Executive prior to the termination of his employment.

14.3          Termination for Cause.  Executive shall be deemed to have been terminated for “cause” if Executive is terminated due to (a) his material neglect of his duties which continues after written notice and a reasonable opportunity (not to exceed 30 days) in which to cure; (b) his committing any act of fraud, embezzlement, defalcation or any felonious offense relating to the business or affairs of GENERAL METALS; (c) his committing a material violation of any of the provisions of this Agreement which continues after written notice and a reasonable opportunity (not to exceed 30 days) in which to cure or (d) his intentionally imparting material confidential information relating to GENERAL METALS or its business to competitors or other unauthorized persons which results in material harm to GENERAL METALS.  GENERAL METALS’s exercise of its right to terminate with cause shall be without prejudice to any other remedy to which it may be entitled at law, in equity or under this Agreement.

15.            Indemnity.  In accordance with and to the fullest extent permitted pursuant to its Bylaws as presently in effect as of the date of this Agreement, GENERAL METALS shall indemnify and hold Executive harmless from and against any loss, expense or damage (including attorneys’ fees), and defend him against any claims suffered by him or which arise by reason of anything which he may do or refrain from doing hereafter for the Clients or Funds or for GENERAL METALS and in furtherance of their or its interests.

16.            Miscellaneous.

16.1            Applicable Law.  This Agreement shall be construed in accordance with and governed by Nevada law, without regard to conflicts of law principles.

16.2            Assignment.  Due to the personal nature of the services to be performed by Executive and to GENERAL METALS reliance upon Executive’s experience and expertise to perform such services in a timely, efficient and professional manner, Executive shall not assign or transfer any of his duties or obligations hereunder without the prior written consent of GENERAL METALS, and any attempt to do so shall be void and immediately terminate this Agreement.

16.3            Entire Agreement.  This Agreement contains the entire understanding among the Parties, and supersedes any prior written or oral agreement between them, respecting Executive’s employment by, or compensation from, GENERAL METALS.  There are no representations, agreements, arrangements, or understandings, oral or written, among the Parties relating to Executive’s employment by, or compensation from, GENERAL METALS which are not fully expressed in this Agreement.

16.4            Amendment.  This Agreement may be amended, in whole or in part, only through a written amendment executed by Executive and GENERAL METALS.

16.5            Severability.  In the event that any provision of this Agreement become or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, such provision shall be deemed severed from the remainder of this Agreement and replaced with a valid and enforceable provision as similar in intent as reasonably possible to the provision so severed, and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

16.6   Timing.  All dates and times specified in this Agreement are of the essence.

16.7            Definition of “Disabled.”  For the purposes of this Agreement, Executive shall be deemed to be “Disabled” (a) if, by reason of physical, mental or emotional injury or illness, he is unable to substantially perform the essential functions of his job for any period of eighty (80) business days, in the aggregate, during a period of three hundred sixty five (365) consecutive calendar days, or (b) if he is certified by two licensed physicians as permanently unable, due to physical, mental or emotional injury or illness, to perform the essential functions of his job.

16.8           Survival of Certain Obligations.  Executive acknowledges and agrees that, except as specifically set forth in this Agreement, Executive shall continue to be subject to all of his obligations arising under this Agreement (including his obligation to maintain the confidentiality of information) without regard to any event that gives rise to a termination of the Executive’s employment by GENERAL METALS.

16.9            Headings.  The headings of paragraphs and subparagraphs herein are used for convenience only and shall not affect the meaning or contents hereof.

16.10          Counterparts; Delivery.  This Agreement may be executed in one or more counterparts, and provided that each party signs one or more counterparts, each such counterpart shall be deemed a duplicate original.  Delivery of this Agreement may be made by facsimile transmittal of a signed counterpart, with machine confirmation of delivery followed by mail or courier delivery of the signed original.

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           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

On Behalf of the Board of

GENERAL METALS CORPORATION		EXECUTIVE:

By	/s/ Michael F Powell	/s/ Paul Wang
MICHAEL F. POWELL, Board Member		PAUL WANG